                                                                   Exhibit 10.35


                          DYNAMICS RESEARCH CORPORATION

          Deferred Stock Compensation Plan For Non-Employee Directors

             AS AMENDED FOR DEFERRALS ON OR AFTER JANUARY 1, 2005

      1. Certain Terms. The following terms shall have the following meanings when used herein:

           a. "Account": the bookkeeping account or accounts described in paragraph 5, maintained to reflect deferrals and credits for the benefit of a Director participating under the Plan.

           b.  "Administrator":    the Vice President - Finance of
      the Company or such other officer of the Company as the Board of Directors of the Company may designate.

           c.  "Company":    Dynamics Research Corporation and any successor
      that assumes the obligations of Dynamics Research Corporation under the Plan.

           d. "Director": any director of the Company who is not also an officer or employee of the Company but not including a director emeritus or other honorary director.

           e.  "Fees":    the compensation earned by a Director for his or
      her services as such. Compensation payable in respect of calendar years prior to 1992 shall not be subject to deferral under the Plan.

           f.  "Final Date":    for each participating Director,
        the date on which such Director ceases to serve as a Director.

           g. "Interest Rate": with respect to any calendar quarter, the lowest rate at which the Company borrowed money during such quarter or if there is no such borrowing, the annual rate published as the "Prime Rate" in the Wall Street Journal for the last business day of that calendar quarter.

           h.  "Plan":     the Dynamics Research Corporation Deferred Stock
      Compensation Plan For Non-Employee Directors as set forth herein, together with all amendments.

           i. "Shares": A Director's interest in the Stock Compensation Plan expressed in shares of the Company's common stock of a portion thereof. Shares of the Company's commons stock actually transferred to a Director will not be registered under the Securities Act of 1933, or any state securities laws, and as a result their transferability will be restricted. In the event the Administrator determines that a hardship exists with respect a Director receiving shares of unregistered Company stock, the Company will repurchase all or a portion of such stock.

      2. Purpose and Administration. The purpose of the Plan is to provide a means whereby a Director who so elects in accordance with the terms of the Plan can defer all or a portion of his or her Fees, and such Director can also elect to receive such Fees (whether current or deferred) in the form of Shares, in order to provide such Director the opportunity to acquire an equity interest in the Company. The Administrator shall have full power to interpret the provisions of the Plan and to decide all questions and controversies in connection with the Plan. Such interpretations and decisions shall be conclusive and binding on all parties. The Administrator may prescribe forms and procedures in connection with any election or designation to be made under the Plan.

      3. Deferral of Fees. Each Director may elect to defer all or a portion of his or her Fees or Shares for any calendar year by delivering a written deferral election to the Administrator not later than (i) December 31 immediately preceding the year to which the deferral election relates, or (ii) with respect to a Director's first year or partial year of service as a Director, prior to the commencement of that period of service. The Director's deferral election shall specify the amount or portion of the Fees or Shares to be deferred and the manner of payment under paragraph 6 with respect to such deferred amounts. Such election shall remain in force for such calendar year and for each year thereafter until changed or revoked by the Director by written notice to the Administrator not later than December 31 immediately preceding the year to which such change or revocation relates.

      4.   Conversion of Fees Into Stock

        (a) STOCK ELECTIONS: Each Director may elect to convert a portion of his or her fees for attendance at Board and committee meetings ("Director Fees") into Shares. The Stock Elections (i) must be in writing, and (ii) must designate the percentage of the fees to be converted into Shares. The Stock Election may change from Plan Year to Plan Year, but the Stock Election for a particular Plan Year may not be changed after the beginning of the Plan Year to which the election relates. Except in the initial year (2001), each Stock Election must be made prior to the first day of the Plan Year in which Director Fees will be paid. A Stock Election will continue in effect for subsequent Plan Years unless the Stock Election is changed or revoked on or before the first day of the next Plan Year. A Director making a Stock Election may also elect to defer the receipt of Shares in the same manner described in paragraph 3.

      (b) CALCULATION OF SHARES: Amounts subject to a Stock Election will be converted into Shares as of the last day of the month in which such amount would have been paid in cash. The number of Shares that a Participant will receive shall equal one hundred percent (100%) of the amount subject to the Stock Election divided by the Fair Market Value of a Share on the last day of the month in which such amount would have been paid in cash but for the Stock Election pursuant to Section 4(a). Such calculations shall be carried to three decimal places. The number of

            Shares in a Director's Account shall be increased by the amount of any dividend paid with respect to those shares.

      5. Accounts; Interest Credits. An amount equal to any Fees deferred under paragraph 3 or Shares deferred under paragraph 4 above shall be credited to an Account as of the date such Fees would otherwise have been paid to the Director. An amount shall be credited to any non-Share Account the Account equal to the Interest Rate on the balance credited to the Account from time to time, commencing with the date the first payment is credited with respect to such Director and ending with the final payment from the Account. Each Account shall be credited for such amounts quarterly in arrears on the first days of January, April, July and October.

      6. Payment. The balance of a Director's Account shall be paid to the Director (or, in the event of death, to his or her designated beneficiary or estate) either (i) in a single lump sum as soon as practicable following the Final Date, or (ii) in annual installments over a period not to exceed ten years commencing as soon as practicable after the Final Date, as elected by the Director at the time of the deferral election. If a Director's Account is paid in installments, the amount of each installment shall be the balance of any non-Share Account on the Final Date divided by the number of installments plus interest credits, or number of shares in a Share Account divided by the number of installments expressed and distributed in whole shares with any partial share distributed in cash with the last installment. However, no installment payment shall be less than the lesser of $5,000 (or ten (10) shares) or the remaining in balance of the Director's Account.

      7. Fair Market Value. Fair Market Value of a Share for all purposes under the Plan shall mean, for any particular date, (i) for any period during which the Share shall be listed for trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the closing price per share of Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day or (ii) for any period during which the Share shall not be listed for trading on a national securities exchange or NASDAQ, the market price per Share as determined by a qualified appraiser selected by the Board. If Fair Market Value is to be determined on a day when the markets are not open, Fair Market Value on that day shall be the Fair Market Value on the most recent preceding day when the markets were open.

      8. Designation of Beneficiary. Each Director may designate in writing a beneficiary to receive such portion, if any, of the Director's Account as remains unpaid at the Director's death. In the absence of a valid beneficiary designation, that portion, if any, of an Account remaining unpaid at the Director's death shall be paid to his or her estate.

      9. Nature of Promise. The Company shall not be required to segregate or earmark any funds in respect of its obligations under the Plan. No Director nor any other person shall have any rights to any assets of the Company by reason of amounts deferred or benefits accrued under this Plan, other than as a general unsecured creditor of the Company. All Shares allocated to a Director's Account shall remain subject to market fluctuation.

      10.  Amendment or Termination.     The Board of Directors shall have the
right to amend or terminate the Plan at any time, provided only that no such action shall reduce the then balance of any Director's Account. The Compensation Committee may amend the Plan as is necessary and timely for the Plan to conform to the applicable provisions, regulations, or guidance of the Tax Code.

      11.  No Assignment.     Rights to benefits under this Plan may not be
assigned, pledged, or otherwise alienated, other than in accordance with the beneficiary designation provisions of paragraph 6 above.

      12.  Miscellaneous.     This Plan shall be governed by and construed in
accordance with the laws of Massachusetts.

        (a) UNFUNDED PLAN: Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant, the Participant's designee or any other person. The Plan shall be unfunded with respect to the Company's obligation to pay any amounts due, and a Participant's rights to receive any payment with respect to any Stock Election shall be not greater than the rights of an unsecured general creditor of the Company.

        (b) RIGHTS AS A STOCKHOLDER: A Participant shall have no rights as a stockholder until the Participant actually becomes a holder of record OF Shares distributed with respect thereto.

                          DYNAMICS RESEARCH CORPORATION
              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


                                  Election Form

If you wish to defer all or any portion of your annual directors compensation from Dynamics Research Corporation and/or to receive all or a portion of your directors compensation in the form of Dynamics Research Corporation Stock, you must complete and deliver the form to the office of the Vice President - Finance not later than December 31 preceding the year in which the fees are to be earned. A deferral election cannot be changed or revoked after the beginning of the year to which it relates.

Deferral Election.

      I hereby elect to forgo payment of the following portion of my director's compensation (whether in the form of cash or Shares) from Dynamics Research Corporation commencing for the year ___ and thereafter and to have such amounts instead deferred under the terms of the Dynamics Research Corporation Deferred Compensation Plan For Non-Employee Directors:

      _____  All of my director compensation for the year.

      _____  % of my director's compensation for the year.

             Dollars (or, if less, the total of my director's compensation from Dynamics Research Corporation for the year).

Stock Election.

      I hereby elect to receive the following portion of my director's compensation in the form of Dynamics Research Corporation common stock commencing for the year _____ and thereafter to receive such compensation in the same manner:

      _____  All of my director compensation for the year.

      _____  % of my director's compensation for the year.

I further elect to have the deferred amounts distributed, subject to the terms of the Plan, as follows:

      _____ Single lump-sum payment following the date on which I cease to serve as an eligible director.

      _____ Annual installments over _____ [not more than ten] years commencing after the date on which I cease to serve as an eligible director. I understand that the minimum permissible installment under the Plan is $5,000 (or ten (10) Shares) or, if less, the remaining balance of my benefits under the Plan.

I understand that unless I change or revoke my election set forth above prior to the beginning of a calendar year, it will continue in force as specified above for that year, subject to the terms of the Plan.